UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPEN TECHNOLOGY, INC.
Ten Canal Park
Cambridge, Massachusetts 02141

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2005 annual meeting of stockholders, which is being held as follows:

Date:	Thursday, December 1, 2005
Time:	10 A.M., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP Twenty-Sixth Floor 60 State Street Boston, Massachusetts 02109

At the meeting, we will ask you and our other stockholders to:

1.                 elect one Class III director to a three-year term; and

2.                 consider and act upon any other business properly presented at the meeting.

You may vote on these matters in person, by telephone or by proxy. Unless you are voting by telephone, we ask that you complete and return the enclosed proxy card promptly—whether or not you plan to attend the meeting—in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 10, 2005 may vote at the meeting.

By order of the board of directors,

Frederic G. Hammond Secretary
Cambridge, Massachusetts October 28, 2005

PROXY STATEMENT

FOR THE
ASPEN TECHNOLOGY, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2005 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10 A.M., local time, on Thursday, December 1, 2005, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts.

•       THIS PROXY STATEMENT summarizes information about the proposal to be considered at the meeting and other information you may find useful in determining how to vote.

•       THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the meeting. We expect that those fees would not exceed $15,000.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about November 1, 2005. In this mailing, we are including copies of our 2005 Annual Report to Stockholders.

How to Vote

At the meeting, you are entitled to one vote for each share of common stock, and 100 votes for each share of Series D-1 or Series D-2 convertible preferred stock (subject to certain voting limitations contained in our charter) registered in your name at the close of business on October 10, 2005. Only holders of common stock and Series D-2 convertible preferred stock may vote in the general election of our directors as described under “Proposal 1—Election of Class III Director.”  The proxy card states the number of shares you are entitled to vote at the meeting.

You may vote your shares at the meeting in person or by proxy or prior to the meeting by telephone:

•       TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•       TO VOTE BY TELEPHONE, you must call the toll-free telephone number specified on your proxy card. If you vote by telephone, you should not return your proxy card unless you subsequently decide to amend your vote by proxy.

•       TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

If your shares are held in “street name” by a bank, broker or other nominee and not in your name, you will receive instructions from the holder of record of your shares that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in street name you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Revocability of Proxy

Even if you vote by telephone or if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

•       send written notice to Frederic G. Hammond, our Secretary, at our address set forth in the notice appearing before this proxy statement;

•       vote by telephone after the date of your earlier telephonic vote or proxy;

•       send us another signed proxy with a later date; or

•       attend the meeting, notify Mr. Hammond that you are present, and then vote in person.

Quorum Required to Transact Business

At the close of business on October 10, 2005, 43,712,609 shares of common stock, 300,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock and preferred stock outstanding on that date, voting together as a class, be present in person or by proxy at the meeting in order to constitute the quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the meeting.

Other Information

The text of our annual report on Form 10-K for the fiscal year ended June 30, 2005 is included, without exhibits, in our 2005 Annual Report to Stockholders and also may be found on the Internet at our website at http://ir.aspentech.com or through the SEC’s electronic data system called EDGAR at http://www.sec.gov.  In addition, we will send any stockholder a free copy of the exhibits to our annual report on Form 10-K, at no additional charge. To receive copies, please send a written request to our corporate Secretary, Frederic G. Hammond, at our offices located at Ten Canal Park, Cambridge, Massachusetts 02141. Our Internet address is http://www.aspentech.com. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

DISCUSSION OF PROPOSAL

Proposal 1: Election of Class III Director

The first proposal on the agenda for the meeting is the election of Joan C. McArdle to serve as a Class III director for a three-year term beginning at the meeting and ending at our 2008 annual meeting of stockholders.

Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at nine. The board consists of: two Class I directors, whose terms will end at our 2006 annual meeting of stockholders; three Class II directors, whose terms will end at our 2007 annual meeting of stockholders; and two Class III directors, whose terms will end at the meeting. Of the two Class III board seats, one is to be filled by the vote of the holders of common stock and Series D-2 convertible preferred stock, voting together, and the other is to be filled by the vote of the holders of the Series D-1 convertible preferred stock, all as described below. Two of our nine board seats are currently vacant.

Nominee in the General Election of Directors

The board of directors has nominated Ms. McArdle, who is a Class III director standing for re-election. A brief biography of Ms. McArdle, as of October 1, 2005, follows. You will find information about her stock holdings beginning on page 24.

Joan C. McArdle

Ms. McArdle has served as one of our directors since 1994. Since January 2001, Ms. McArdle has served as senior vice president of Massachusetts Capital Resource Company, an investment company, and from 1985 to January 2001, she served as a vice president of Massachusetts Capital Resource Company. Ms. McArdle holds an A.B. in English from Smith College. Ms. McArdle is 54 years old.

The nominee receiving the greatest number of votes cast by the holders of common stock and Series D-2 convertible preferred stock, voting together, will be elected as a director. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

If for any reason Ms. McArdle becomes unavailable for election, the persons designated in the proxy card may vote proxies for the election of a substitute. Ms. McArdle has consented to serve as a director if elected, and we have no reason to believe that she will be unavailable for election.

The board of directors recommends that you vote FOR the election of Ms. McArdle as a Class III director.

The affirmative “FOR” vote of the holders of a plurality of the outstanding shares of common stock and Series D-2 convertible preferred stock, present or represented by proxy and voting together on an as-converted-to-common stock basis, is required for the election of the director.

Designee of the Series D-1 Holders

Under our charter, the holders of our Series D-1 convertible preferred stock, which we refer to as the Series D-1 holders, are entitled to designate and elect up to four of our nine directors. Donald P. Casey, Douglas A. Kingsley and Michael Pehl are the current designees of the Series D-1 holders serving on our board of directors. The Series D-1 holders may only vote for the election of their director designees and are not entitled to vote with the holders of our common stock and Series D-2 convertible preferred stock in the general election of directors. The holders of our Series D-2 convertible preferred stock do not have a separate class vote with respect to the election of directors and instead vote, on an as-converted-to-common stock basis, with the holders of our common stock in the general election of directors.

Mr. Kingsley is the designee of the Series D-1 holders who serves as a Class III director and is expected to be to re-elected by the Series D-1 holders for a three-year term beginning at the meeting and ending at our 2008 annual meeting of stockholders. A brief biography of Mr. Kingsley, as of October 1, 2005, follows. You will find information about his stock holdings beginning on page 24.

Douglas A. Kingsley

Mr. Kingsley has served as one of our directors since August 2003. Mr. Kingsley has served in various positions at Advent International Corporation, a venture private equity firm, since 1990 and has been a managing director of Advent International since 1997. From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry. Mr. Kingsley also serves as a director of Veeco Instruments, Inc., an equipment manufacturer for the data storage, semiconductor and telecommunications/wireless industries, and is a member of the Board of Overseers of the Boston Symphony Orchestra. Mr. Kingsley holds an A.B. in Engineering from Dartmouth College, a B.E. in Engineering from Thayer School of Engineering and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Kingsley is 43 years old.

If Mr. Kingsley becomes unavailable for election, we expect the Series D-1 holders will designate and vote for the election of a substitute.

Other Matters

Neither we nor the board of directors intends to propose any matters at the meeting other than the election of a Class III director.

Stockholder Proposals for 2006 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2006 annual meeting of stockholders, which we currently intend to hold in December 2006, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act and must be submitted to our Secretary, Frederic G. Hammond, at our address set forth in the notice appearing before this proxy statement by June 30, 2006.

If a stockholder wishes to present a proposal before the 2006 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8, the stockholder must also give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not earlier than September 1, 2006 and not later than the later of (1) October 1, 2006, and (2) 10 days following the date on which we first make public announcement of the date of the 2006 annual meeting.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be already “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, (617) 949-1000.  If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder or you may contact us at the above address or phone number.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

Our Class I and Class II directors will continue in office following the meeting. The terms of our Class I directors will end at our 2006 annual meeting of stockholders, and the terms of our Class II directors will end at our 2007 annual meeting of stockholders. Messrs. Fusco and Haroian are Class I directors, and Messrs. Casey, Jennings and Pehl are Class II directors. Brief biographies of these directors, as of October 1, 2005, follow. You will find information about their stock holdings beginning on page 24.

Donald P. Casey

Mr. Casey has served as one of our directors since April 2004. Our Series D-1 holders elected Mr. Casey to our board of directors as one of their designees pursuant to the terms of our charter, as described above under the heading “Proposal 1: Election of Class III Director.” Since August 2004, Mr. Casey has served as chairman of Mazu Networks, Inc., a network security software company. From April 2001 to August 2004, Mr. Casey served as an information strategy and operations consultant to technology and financial services companies. From June 2000 to April 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, an internet infrastructure services provider. From October 1991 to April 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. Mr. Casey holds a B.S. in Mathematics from St. Francis College. Mr. Casey is 58 years old.

Mark E. Fusco

Mr. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since December 2003. From December 2003 to January 2005, Mr. Fusco served as one of the directors designated by the Series D-1 holders. From May 2002 to January 2005, Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, and as its executive vice president of Ajilon Consulting from 1999 to May 2002. Mr. Fusco was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems Inc., a producer of simulation and test equipment for digital communications in the defense industry. Prior to his business career, Mr. Fusco was a professional ice hockey player for the National Hockey League team the Hartford Whalers and was a member of the 1984 U.S. Olympic Ice Hockey Team. Mr. Fusco holds a B.A. in Economics from Harvard College and an M.B.A from Harvard Graduate School of Business Administration. Mr. Fusco is 44 years old.

Gary E. Haroian

Mr. Haroian has served as one of our directors since December 2003. Mr. Haroian is currently a consultant to emerging technology companies. From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, including as chief financial officer, president and chief operating officer and as chief executive officer. Mr. Haroian is a Certified Public Accountant and is a member of the board of directors and chairman of the audit committee of Network Engines, Inc., a provider of server appliance software solutions, Embarcadero Technologies, Inc., a provider of data lifecycle management solutions, and Lightbridge, Inc. a provider of transaction and payment processing services. Mr. Haroian holds a B.S. in economics and accounting from the University of Massachusetts, Amherst. Mr. Haroian is 53 years old.

Stephen M. Jennings

Mr. Jennings has served as our Chairman of the Board since January 2005 and as one of our directors since July 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment manufacturer. Mr. Jennings holds a B.A. in economics from Dartmouth College and a M.A. Oxon from Oxford University, where he studied PP&E as a Marshall Scholar. Mr. Jennings is 44 years old.

Michael Pehl

Mr. Pehl has served as one of our directors since August 2003. Our Series D-1 holders elected Mr. Pehl to our board of directors as one of their designees pursuant to the terms of our charter, as described above under the heading “Proposal 1: Election of Class III Director.” Mr. Pehl has been an operating partner of Advent International Corporation, a venture private equity firm, since 2001. From November 1999 to August 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From July 1996 through October 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (I-Cube), which was acquired by Razorfish. Prior to working at I-Cube, Mr. Pehl was a founder of International Consulting Solutions, an SAP implementation and business process consulting firm. Mr. Pehl also serves as a director of MTI Technology Corporation, a multi-national storage solutions and services company, Demantra, Inc., a provider of enterprise planning solutions, Ultimus, Inc., a provider of software for business process management, and OpenService, Inc., a security information management company. Mr. Pehl is 44 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Board Determination of Independence

Under Nasdaq rules, our directors only qualify as “independent directors” if, in the opinion of our board of directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Donald P. Casey, Gary E. Haroian, Stephen M. Jennings, and Joan C. McArdle has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

The board of directors met 19 times during fiscal year 2005, including four regular meetings and 15 special meetings, either in person or by teleconference. During fiscal year 2005, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We currently do not have a policy regarding director attendance at our annual meetings of stockholders. One of our seven directors attended our annual meeting of stockholders for fiscal year 2004.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by the board. Current copies of the standing committees’ charters are posted on the corporate governance section of our website, http://www.aspentech.com. The amended and restated charter of our audit committee, which was approved on October 5, 2005, is set forth as Appendix A to this proxy statement and may also be accessed electronically from the SEC’s Internet site at http://www.sec.gov.

The board has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee.   The audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•       overseeing the work of our independent auditors, including through the receipt and consideration of certain reports from such firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       overseeing our internal audit function;

•       discussing our risk management policies;

•       establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•       meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules that is included on page 12 of this proxy statement.

The current members of the audit committee are Donald P. Casey, Gary E. Haroian and Joan C. McArdle. The audit committee met 35 times during fiscal year 2005. The board of directors has determined that Mr. Haroian is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee.   The compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•       determining the compensation of our chief executive officer;

•       reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our equity incentive plans; and

•       reviewing and making recommendations to our board with respect to director compensation.

The current members of the compensation committee are Donald P. Casey and Stephen M. Jennings. The compensation committee met four times during fiscal year 2005.

Nominating and Corporate Governance Committee.   The nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become members of our board of directors;

•       recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•       reviewing and making recommendations to our board with respect to management succession planning;

•       developing and recommending to our board corporate governance principles; and

•       overseeing an annual evaluation of our board.

The current members of the nominating and corporate governance committee are Donald P. Casey, Gary E. Haroian, Stephen M. Jennings and Joan C. McArdle. The nominating and corporate governance committee met once during fiscal year 2005.

Director Candidates

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominating and corporate governance committee apply the criteria set forth in the committee’s charter. These criteria include the candidate’s judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to our board and any committees of our board. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, in care of our Secretary at the address set forth in the notice appearing before this proxy statement. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for our next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth above under “Stockholder Proposals for 2006 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in our proxy card for our next annual meeting.

Communicating with Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or otherwise the chair of the nominating and corporate governance committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors, in care of our Secretary, at the address set forth in the notice appearing before this proxy statement.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the code on the corporate governance section of our website, http://www.aspentech.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq National Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

Neither Donald P. Casey nor Stephen M. Jennings, the members of the compensation committee, has ever been an employee of our company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Director Compensation

We pay our non-employee directors an annual fee of $25,000 for their services as directors. In addition, we pay our lead director and the chairs of the audit committee, compensation committee and nominating and corporate governance committee annual retainers of $15,000, $15,000, $7,500 and $7,500, respectively. All annual retainers are payable in quarterly installments. We also pay each director $2,500 for participation in our regularly scheduled, quarterly board meetings and $2,000 for participation in all other board or committee meetings of at least one hour duration. During fiscal 2005, we paid Mr. Haroian, the chairman of the audit committee, an additional fee of $2,000 for each meeting in which Mr. Haroian participated during the course of the investigation conducted by the audit committee, which began in October 2004 and concluded in March 2005. We paid these additional fees to compensate Mr. Haroian for the additional time he devoted to reviewing materials and participating in meetings related to the investigation. During fiscal 2005, we paid the following aggregate fees to each of the members of our board of directors: Mark E. Fusco (who served as a non-employee director of AspenTech until December 2004), $70,000; Donald P. Casey, $110,500; Gary E. Haroian, $198,000;  Stephen M. Jennings, $103,000; Douglas A. Kingsley, $65,000; Joan C. McArdle, $137,500; Michael Pehl, $63,000.

Upon initial election to the board, we grant each non-employee director an option to purchase 24,000 shares of our common stock at fair market value of the common stock on the date of grant, provided such non-employee director was not, within the twelve months preceding his or her election as a director, an officer or employee of our company or any of our subsidiaries. This option vests quarterly over a three-year period beginning on the last day of the calendar quarter following the grant date. Beginning with the first annual meeting following a non-employee director’s election to the board and on a quarterly basis thereafter, we grant each non-employee director an option to purchase 3,000 shares of common stock. Each option is fully exercisable at the time of grant and has an exercise price equal to the fair market value of the common stock at the time of grant. Options granted to non-employee directors have a term of 10 years.

Report of Audit Committee

The audit committee of the board of directors has furnished the following report:

The audit committee has reviewed AspenTech’s audited consolidated financial statements for the fiscal year ended June 30, 2005 and has discussed these financial statements with AspenTech’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, AspenTech’s registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with the independent registered public accounting firm its independence from AspenTech.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AspenTech’s annual report on Form 10-K for the fiscal year ended June 30, 2005.

AUDIT COMMITTEE
Donald P. Casey Gary E. Haroian Joan C. McArdle

Independent Registered Public Accountants

Our audit committee selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2006. We expect that representatives of Deloitte & Touche will attend the meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$3,915,141	$1,305,403
Audit-Related Fees (2)	—	—
Tax Fees (3)	263,213	457,622
All Other Fees (4)	—	142,499
Total Fees	$4,178,354	$1,905,524

(1)          Audit fees consisted of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.  Audit-fees during fiscal 2005 included fees incurred during the investigation by the audit committee of our board of directors into certain software license transactions from 2000 to 2002 and the restatement of our financial statements for our 2000 to 2004 fiscal years and the filing of an amendment to our annual report on Form 10-K for the fiscal year ended June 30, 2004. These fees also included $10,000 and $12,500 related to registration statements for our common stock filed during fiscal years 2005 and 2004, respectively.

(2)          Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.”

(3)          Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which related primarily to preparation of original and amended tax returns, accounted for all of the total tax fees billed in fiscal years 2005 and 2004.

(4)          All other fees for fiscal year 2004 consisted of fees for guidance regarding the identification of key control objectives and procedures as part of our Sarbanes-Oxley Section 404 implementation program.

None of the tax fees billed in fiscal 2004 or 2005 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers as of October 1, 2005, follow. You will find information about their stock holdings beginning on page 24.

Mark E. Fusco	Biographical information with respect to Mr. Fusco is set forth
President and Chief Executive Officer	above under “Information About Continuing Directors.”
Frederic G. Hammond	Mr. Hammond has served as our Senior Vice President, General
Senior Vice President, General Counsel and Secretary

Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through 2004, Mr. Hammond served as Vice President, Business Affairs and General Counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to March 1999, Mr. Hammond served as General Counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to Avid Technology, Mr. Hammond was an attorney in the law firm of Ropes & Gray in Boston, Massachusetts. Mr. Hammond holds a B.A. from Yale College and a J.D. from Boston College School of Law. Mr. Hammond is 45 years old.

Charles F. Kane	Mr. Kane has served as our Senior Vice President, Finance and
Senior Vice President, Finance and Chief Financial Officer

Chief Financial Officer since July 2003. From May 2000 to February 2003, Mr. Kane was president and chief executive officer of Corechange, Inc., an enterprise software company that was acquired by Open Text Corporation in February 2003. Mr. Kane served as executive vice president and chief financial officer of Ardent Software from 1995 to 1999, when Ardent was acquired by Informix Software, and then served as executive vice president and chief financial officer of Informix from 1999 to May 2000. Mr. Kane holds a B.B.A in Accounting from the University of Notre Dame and an M.B.A from Babson College, and he is a certified public accountant. Mr. Kane is a director of Applix, Inc., a provider of business performance management software solutions, and Netezza Corporation, a provider of enterprise-class data warehouse appliances. Mr. Kane is 48 years old.

Manolis E. Kotzabasakis	Mr. Kotzabasakis has served as our Senior Vice President, Sales and
Senior Vice President, Sales and Business Development

Business Development since December 2004. From July to December 2004, Mr. Kotzabasakis served as our Senior Vice President, Strategy and Marketing, and from September 2002 to July 2004, he served as our Senior Vice President, Engineering Business Unit. Mr. Kotzabasakis served as Vice President of our Aspen Engineering Suite of Products—R&D from 1998 to August 2002 and as Director of our Advanced Process Design Group from 1997 to 1998. Mr. Kotzabasakis holds a BSc in Chemical Engineering from the National Technical University of Athens, Greece and an MSc and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology in the United Kingdom. Mr. Kotzabasakis is 46 years old.

C. Steven Pringle	Mr. Pringle has served as our Senior Vice President, Global
Senior Vice President, Products

Services, since April 2005. From July 2004 to March 2005, Mr. Pringle served as our Senior Vice President, Products. Prior to that, Mr. Pringle served as our Senior Vice President Manufacturing and Supply Chain, from July 2002 to June 2004, Enterprise Solutions Software Development, from February 2001 to June 2002, as our Vice President of Consulting Services from July 1997 to January 2001 and as Sales Manager from 1996 to July 1997. He holds B.S. and M.S. degrees from Louisiana Tech University. Mr. Pringle is 52 years old.

Blair F. Wheeler	Mr. Wheeler has served as our Senior Vice President—Marketing
Senior Vice President, Marketing

since February 2005. From December 2000 to January 2005, Mr. Wheeler served as vice president, marketing of Relicore, Inc., a provider of enterprise IT infrastructure management software which he co-founded. From 1998 to November 2000, Mr. Wheeler served as vice president, business development for Webline Communications, Corp., an Internet communications infrastructure and applications company, which was acquired by Cisco Systems, Inc. in November 1999. From 1993 to 1998, Mr. Wheeler was head of product marketing and business development for the broadcast products division of Avid Technology, Inc., a leading provider of computer-based video and audio editing, special effects, and production systems. Mr. Wheeler was also previously a management consultant with the Boston Consulting Group and a geologist for Amoco Production Company International. Mr. Wheeler holds a B.S. in Geology and Geophysics from Yale College and an M.B.A. from Harvard Graduate School of Business Administration. Mr. Wheeler is 47 years old.

Executive Officer Compensation

Summary Compensation

The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

•       Mark E. Fusco, who has served as our President and Chief Executive Officer since January 3, 2005;

•       David L. McQuillin, who served as our President and Chief Executive Officer from July 1, 2004 to November 24, 2004 of our fiscal year ended June 30, 2005; and

•       Charles F. Kane, Stephen J. Doyle, Manolis E. Kotzabasakis and C. Steven Pringle, our four most highly compensated executive officers (other than Messrs. Fusco and McQuillin) who served as executive officers as of June 30, 2005.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities
	Annual Compensation			Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)
Mark E. Fusco	2005	$200,000	$200,000	1,100,000
President and Chief Executive Officer
David L. McQuillin	2005	163,397	149,692	275,000
Former President and Chief Executive Officer	2004	350,000	—	1,516,609
	2003	289,744	—	450,891
Charles F. Kane	2005	250,000	67,769	100,000
Senior Vice President, Finance and Chief Financial Officer	2004	250,000	—	339,216
Stephen J. Doyle	2005	250,000	57,423	60,000
Former General Counsel and Secretary	2004	250,000	—	255,053
	2003	229,688	—	25,782
Manolis E. Kotzabasakis	2005	230,000	69,266	60,000
Senior Vice President, Sales and Business Development	2004	230,000	—	298,488
	2003	195,500	—	37,547
C. Steven Pringle	2005	230,000	54,266	80,000
Senior Vice President, Products	2004	230,000	—	245,008
	2003	195,500	—	90,719

Mr. Fusco became our President and Chief Executive Officer on January 3, 2005.

Mr. McQuillin was our President and Chief Executive Officer from October 1, 2002 until his resignation on November 24, 2004. Mr. McQuillin’s salary in fiscal year 2003 reflected a voluntary pay deduction of $51,131.

Mr. Kane became our Senior Vice President and Chief Financial Officer on July 1, 2003.

Mr. Doyle was our Chief Strategy Officer from July 2002 to December 2003 and our General Counsel and Secretary from May 2002 until his resignation on June 30, 2005. Mr. Doyle’s salary in fiscal year 2003 reflected a voluntary pay deduction of $20,313.

Mr. Kotzabasakis’s salary in fiscal 2003 reflected a voluntary pay deduction of $34,500.

Mr. Pringle’s salary in fiscal year 2003 reflected voluntary pay deductions of $34,500.

Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee’s cessation of service with us. Each option is exercisable during the holder’s lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date.

Option/SAR Grants in Last Fiscal Year Table

The following table sets forth information regarding the options we granted to the named executive officers during the fiscal year ended June 30, 2005.

Option Grants in Fiscal Year 2005

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options	Employees in	Exercise	Expiration	for Option Term
Name	Granted(#)	Fiscal Year(%)	Price($/sh)	Date	5%($)	10%($)
Mark E. Fusco	1,100,000	27.22%	$5.73	03/21/2015	$3,963,923	$10,045,359
David L. McQuillin	275,000	6.80	$6.57	02/22/2005	16,500	16,500
Charles F. Kane	100,000	2.47	$6.57	10/14/2014	422,957	1,062,651
Stephen J. Doyle	60,000	1.48	$6.57	07/01/2007	66,303	135,272
Manolis E. Kotzabasakis	60,000	1.48	$6.57	10/14/2014	253,774	637,591
C. Steven Pringle	80,000	1.98	$6.57	10/14/2014	338,365	850,121

The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders’ continued employment through the option period, and the date on which the options are exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

The following table sets forth information as to options exercised during the fiscal year ended June 30, 2005, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal 2005 Year-End Option Values

	Shares Acquired on	Value	Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark E. Fusco	—	—	549,500	574,500	$0	$0
David L. McQuillin	471,293	$1,401,957	0	0	0	0
Charles F. Kane	—	—	176,532	262,684	254,672	315,221
Stephen J. Doyle	—	—	356,603	188,781	530,654	385,482
Manolis E. Kotzabasakis	—	—	215,260	229,775	398,709	464,905
C. Steven Pringle	—	—	235,974	232,817	424,884	428,112

The values in the value realized column are based on the closing sale prices of our common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise prices.

The closing sale price for our common stock as reported by the Nasdaq National Market on June 30, 2005, the last day of fiscal year 2005, was $5.20. The value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of our common stock at June 30, 2005, multiplied by the number of shares of common stock underlying the option.

Employment and Change in Control Agreements

On December 7, 2004, we entered into an employment agreement with Mark E. Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer at an annual salary of $400,000. Mr. Fusco received a guaranteed bonus of $200,000 upon completion of six months of service with us and will receive an additional guaranteed bonus of $200,000 following completion of twelve months of service with us. Additional bonuses payable to Mr. Fusco will be based on a review by the compensation committee of our board of directors of Mr. Fusco’s performance against established performance targets and will be payable at such time as other executive bonuses are paid.

Under the terms of the employment agreement, Mr. Fusco received an option to purchase 1,100,000 shares of our common stock, 500,000 of which were immediately vested upon grant and 600,000 of which vest in sixteen equal quarterly installments beginning June 30, 2005.

In the event of termination of Mr. Fusco’s employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for “good reason” (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

•       the amount of Mr. Fusco’s annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

•       the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to

Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

Mr. Fusco’s employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that are imposed by Section 409A of the Internal Revenue Code.

However, in the event that Mr. Fusco’s employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

•       by us for “cause” (as defined below);

•       by reason of Mr. Fusco’s death or disability;

•       by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

•       after Mr. Fusco shall have attained age 70.

Under the terms of Mr. Fusco’s employment agreement, in the event of a “potential change in control” (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

•       three months after the date of such potential change in control;

•       the date of a change in control;

•       the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

•       our termination of Mr. Fusco’s employment for any reason.

For the purposes of Mr. Fusco’s employment agreement, “cause” for our terminating Mr. Fusco means:

•       the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by our board;

•       willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

•       a plea by Mr. Fusco of guilty or no contest to a felony charge.

For the purposes of Mr. Fusco’s employment agreement, a “change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•       continuing directors cease to constitute more than two-thirds of the membership of the board;

•       any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

•       a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than

•       a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of the surviving or combined entity following such transaction; or

•       a merger or consolidation effected to implement our recapitalization of (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

•       our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

For the purposes of Mr. Fusco’s employment agreement, a “potential change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•       we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•       we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

•       any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

•       our board adopts a resolution to the effect that, for purposes of Mr. Fusco’s employment agreement, a “potential change in control” has occurred.

On June 16, 2003, we entered into a letter agreement with Charles F. Kane, our Senior Vice President and Chief Financial Officer. Pursuant to the letter agreement, Mr. Kane receives an initial base salary of $250,000 and is eligible to receive a performance bonus of up to 40% of his base salary. Under the terms of the letter agreement, Mr. Kane received an option to purchase 150,000 shares of common stock upon commencement of his employment, which option vests in sixteen equal quarterly installments.

On June 24, 2003, we entered into a letter agreement with Manolis Kotzabasakis, pursuant to which Mr. Kotzabasakis will be entitled to receive severance payments equal to a total of 12 months’ base salary in the event that his employment is terminated other than for cause prior to June 24, 2006.

On June 24, 2003, we entered into a letter agreement with Mr. Pringle, pursuant to which Mr. Pringle will be entitled to receive severance payments equal to a total of 12 months’ base salary, in the event that his employment is terminated other than for cause prior to June 24, 2006.

On July 1, 2005, we entered into an agreement and release with Stephen J. Doyle, who resigned as our General Counsel and Secretary effective as of June 30, 2005. Pursuant to the agreement and release, which became effective as of July 8, 2005, we made a lump sum payment to Mr. Doyle in the amount of $835,000. In addition, under the agreement and release:

•       We accelerated, effective as of June 30, 2005, the vesting of all of Mr. Doyle’s outstanding unvested options to acquire shares of our common stock having an exercise price per share less than $15.00. Pursuant to this provision, we accelerated the vesting of options to acquire 200,031 shares having a weighted average exercise price per share of $3.69. Mr. Doyle may exercise these accelerated options, in addition to previously vested options to acquire 163,732 shares having a weighted average exercise price per share of $8.11, until the earlier of (1) June 30, 2007 and (2) the expiration of such option’s maximum term.

•       We have agreed to pay for executive outplacement services rendered to Mr. Doyle, in an amount not to exceed $45,000.

•       Mr. Doyle has agreed to provide us with consulting services, without incremental charge, for a maximum of five days in each calendar quarter of our fiscal year ending June 30, 2006.

•       Mr. Doyle has released us from and against any and all claims, charges, damages and causes of action that he may have against us now or in the future.

Report of Compensation Committee

The following is the report of the compensation committee of the board of directors. The report describes the compensation policies and rationales that the compensation committee used to determine the compensation paid to AspenTech’s executive officers for fiscal year 2005.

Purpose of the Compensation Committee.  The compensation committee is responsible for determining compensation of executive officers for each fiscal year based on a consistent set of policies.  The executive compensation policies established by the compensation committee have been designed to link executive compensation to the attainment of specific performance goals and to align the interests of the executives with those of AspenTech’s stockholders.  The policies are also designed to allow AspenTech to attract and retain senior executives critical to its long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions.

During fiscal 2005, the compensation committee reviewed information on practices, programs and compensation levels implemented by public companies that the compensation committee identified as industry peers.  This information became the basis for base salary, bonus plan and incentive stock compensation for the executive officers.  During fiscal 2005, the compensation committee also considered the desirability of providing retention bonuses to executives whose services AspenTech desired to secure following the hiring of Mark E. Fusco as chief executive officer.

Elements of Compensation Program.  Each executive officer’s compensation package includes three elements:

•  Base salary, which reflects individual performance and is designed to be competitive with salary levels for comparable officers at comparable companies;

•  Annual executive bonus payments, which are payable in cash and directly tied to achievement of corporate financial targets and attainment of individual performance goals approved by the compensation committee; and

•  Stock option grants, which are designed to provide long-term incentives to align the executive’s interests with the success of the company and the interests of stockholders.

In fiscal 2005, the compensation committee established base salaries for executive officers based on individual performance and on a market analysis of base salary levels for comparable positions at comparable companies.

In fiscal 2005, the compensation committee formulated an executive bonus plan to motivate executive officers to focus their efforts on achieving AspenTech’s fiscal 2005 business plan objectives.  Payments under the bonus plan were based on two measurement criteria:  (a) achievement by AspenTech of a corporate net income target amount established by the compensation committee (weighted at 70%) and (b) achievement by the individual executive officer of performance objectives established specifically for that executive officer and approved by the compensation committee (weighted at 30%).  In order for any bonuses to be payable under the bonus plan, AspenTech was required to achieve corporate net income equal to at least 80% of the corporate net income target amount, at which level each executive officer would have been eligible to receive up to 50% of his or her target bonus amount.  The bonus potential of each executive officer under the bonus plan was capped at 150% of his or her target bonus amount; the maximum bonus would have been payable to an executive officer only if AspenTech achieved corporate net income of at least 125% of the net income target amount.  In fiscal 2005, AspenTech did not achieve the minimum corporate net income target threshold (that is, 80% of the corporate net income target), so no bonuses were paid to executive officers under the bonus plan.

As noted above, following the hiring of Mr. Fusco, cash bonuses were awarded to certain executive officers whom AspenTech desired to retain and who had assumed additional responsibilities during the transition period between chief executive officers.  These one-time bonus payments ranged from $10,000 to $25,000.  After the conclusion of fiscal 2005, the compensation committee awarded additional cash bonuses to executive officers in order to recognize and reward their individual contributions during fiscal 2005.  These one-time bonus payments ranged from $10,000 to $50,000.

The compensation committee annually considers grants to executive officers of stock options under AspenTech’s stock incentive plans.  Stock options are granted with an exercise price equal to the fair market value on the date of grant.  In September 2005, the compensation committee approved grants to executive officers of stock options having an exercise price of $5.27 per share.  In approving these grants, the compensation committee considered each executive officer’s level of responsibility within AspenTech, the individual performance of the executive officer, and competitive industry practice, as indicated by market data for companies that the compensation committee identified as comparable to AspenTech.

Chief Executive Officer Compensation.  The compensation committee determined the fiscal 2005 compensation of David L. McQuillin, who served as AspenTech’s president and chief executive officer until his resignation in November 2005.  This determination was made substantially in accordance with the management compensation plan described above.

The compensation committee determined the compensation package of Mr. Fusco, who became AspenTech’s president and chief executive officer in January 2005 and who had not previously been employed by AspenTech, after review of comparable salary and incentive opportunities identified for chief executive officers of comparable companies.  In determining Mr. Fusco’s initial compensation package, the compensation committee considered the desirability of providing incentives to retain Mr. Fusco’s services in the short term to ensure a successful management transition and to focus Mr. Fusco’s efforts on improving the long-term financial performance of AspenTech.  Accordingly, Mr. Fusco’s employment terms provide for the payment of guaranteed bonuses after completion of six and 12 months of employment and an initial stock option grant of 1,100,000 shares, a portion of which immediately vested upon grant and the remainder of which vest quarterly over four years.  Mr. Fusco’s initial stock option grant was also designed to be market competitive.

Section 162(m) Limitations.  Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1,000,000 paid to the company’s chief executive officer and its four other most highly compensated executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  In general, AspenTech’s compensation programs are designed to reward executives for the achievement of its performance objectives and therefore are intended to comply with the performance-based exemption to Section 162(m).  Nevertheless, compensation attributable to awards granted under the programs may not be deemed to be qualified performance-based compensation under Section 162(m).  In addition, the compensation committee considers it important to retain flexibility to design compensation programs that are in the best interests of AspenTech and its stockholders.  The compensation committee may exercise its judgment to authorize compensation payments subject to the limitations under Section 162(m) when the compensation committee believes that compensation is appropriate and in the best interests of AspenTech and its stockholders, after taking into consideration changing business conditions and performance of its employees.

COMPENSATION COMMITTEE
Donald P. Casey
Stephen M. Jennings

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information as of October 1, 2005, with respect to the beneficial ownership of our common stock, Series D-1 convertible preferred stock and Series D-2 convertible preferred stock by:

•       each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities;

•       each of the named executive officers;

•       each of our directors, including the nominees for re-election; and

•       all of our current executive officers and directors as a group.

A total of 43,666,074 shares of common stock, 300,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding as of October 1, 2005.

Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares under “Common Stock—Right to Acquire” include shares subject to options or warrants that were vested as of October 1, 2005 or will vest within 60 days of October 1, 2005, as well as shares issuable upon the conversion of Series D-1 and Series D-2 convertible preferred stock. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under “Common Stock—% of Voting Power” represent beneficial rights to vote with respect to matters on which holders of common stock generally are entitled to vote, including the election of directors at the meeting, as of October 1, 2005, and are based on (a) the number of outstanding shares of common stock beneficially owned by that person, (b) the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, October 1, 2005, and (c) the voting rights attributable to shares of Series D-1 and Series D-2 convertible preferred stock. In calculating percentages under “Common Stock—% of Voting Power”, the total number of votes entitled to be cast as of October 1, 2005 consists of (1) 80,002,474 votes, which is equal to the sum of the total votes to which the holders of outstanding shares of common stock are entitled and an aggregate of 36,336,400 votes to which the holders of shares of Series D-1 and D-2 convertible preferred stock, voting on an as-converted basis are entitled, plus, (2) for an identified person, a number of votes equal to the number of shares issuable upon conversion or subject to options or warrants that were exercisable by such person on, or within 60 days after, October 1, 2005.

Pursuant to our charter, the number of shares of common stock that may be acquired upon conversion of the Series D-2 convertible preferred stock is limited to the extent necessary to ensure that, following such conversion, the common stock beneficially owned by a holder and its affiliates, and any other person that might be aggregated with such holder under Rule 13(d) of the Securities Exchange Act of 1934, does not exceed 4.99% of the outstanding common stock, including common stock issuable upon conversion of the Series D-2 convertible preferred stock. We refer to this limitation as the 4.99% conversion limitation. A holder of Series D-2 convertible preferred stock may, upon 61 days’ written notice to us, waive the 4.99% conversion limitation or increase the percent at which such limitation is triggered with respect to such holder. Information in the following table with respect to Smithfield Fiduciary LLC disregards the 4.99% conversion limitation.

The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

						Series D-1		Series D-2
						Convertible		Convertible
		Common Stock			% of	Preferred Stock		Preferred Stock
	Outstanding	Right to	Total	% of	Voting	Number of	% of	Number of	% of
Name of Stockholder	Shares	Acquire	Number	Class	Power	Shares	Class	Shares	Class
Advent International
Corporation .	—	36,036,006	36,036,006	45.2%	41.9%	300,300	100%	—	—
75 State Street,
29th floor
Boston, MA 02109
Smithfield Fiduciary LLC.	—	7,678,702	7,678,702	15.0%	9.4%	—	—	63,064	100%
c/o Highbridge Capital
Management, LLC
9 West 57th Street
27th Floor
New York, NY 10019
State Street Research &
Management Company.	3,513,227	—	3,513,227	8.0%	4.4%	—	—	—	—
One Financial Center
31st Floor
Boston, MA 02111
FMR Corp.	2,492,000	—	2,492,000	5.7%	3.1%	—	—	—	—
82 Devonshire Street
Boston, Massachusetts 02109
Mark E. Fusco	11,500	589,000	600,500	1.4%	*
David L. McQuillin	—	—	—	*	*	—	—	—	—
Charles F. Kane	1,757	203,983	205,740	*	*	—	—	—	—
Stephen J. Doyle	66,572	276,028	339,118	*	*	—	—	—	—
Manolis E. Kotzabasakis	1,709	239,978	241,687	*	*	—	—	—	—
C. Steven Pringle	6,696	261,912	268,608	*	*	—	—	—	—
Donald P. Casey	—	19,000	19,000	*	*	—	—	—	—
Gary E. Haroian	—	23,000	23,000	*	*	—	—	—	—
Stephen M. Jennings	—	85,298	85,298	*	*	—	—	—	—
Douglas A. Kingsley	—	37,000	37,000	—	—	—	—	—	—
Joan C. McArdle	—	134,298	134,298	*	*	—	—	—	—
Michael Pehl	—	37,000	37,000	—	—	—	—	—	—
All executive officers and directors as a group (13 persons).	88,883	1,709,538	1,795,421	4.0%	2.2%	—	—	—	—

*                     Less than 1.0%.

Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. We refer to these entities as the Advent funds. The shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock attributed to Advent International Corporation are composed of shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock held by the Advent funds.

Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC.

The number of shares reflected as beneficially owned by State Street Research & Management Company are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment advisor, based upon a Schedule 13G filed by State Street Research with the SEC on January 27, 2005. State Street Research disclaims any beneficial interest in these shares.

The number of shares reflected as beneficially owned by FMR Corp. is based upon information provided in a Schedule 13G filed by FMR Corp. with the SEC on February 14, 2005.

Beneficial ownership information for all directors and executive officers as a group includes the following persons:  Mark E. Fusco, Charles F. Kane, Stephen J. Doyle, Manolis E. Kotzabasakis, C. Steven Pringle, Frederic G. Hammond, Blair S. Wheeler, Donald P. Casey, Gary E. Haroian, Stephen M. Jennings, Douglas A. Kingsley, Joan C. McArdle, and Michael Pehl.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 2005 were filed on a timely basis.

Performance Graph

The following graph compares the cumulative total return to stockholders of common stock for the period from June 30, 2000 to June 30, 2005, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period. This graph assumes the investment of $100.00 on June 30, 2000 in our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index and assumes any dividends are reinvested. Measurement points are June 30, 2001, 2002, 2003, 2004 and 2005 (our last five fiscal year ends).

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
Among Aspen Technology, Inc.
The Nasdaq Stock Market (U.S.) Index and
The Nasdaq Computer & Data Processing Index

	Fiscal Year Ending June 30,
	June 2000	June 2001	June 2002	June 2003	June 2004	June 2005
Aspen Technology, Inc.	$100.00	$62.86	$21.66	$12.31	$18.86	$13.51
Nasdaq Stock Market (U.S.) Index	$100.00	$55.52	$37.16	$31.63	$43.07	$43.56
Nasdaq Computer & Data Processing Index	$100.00	$57.10	$36.51	$39.31	$48.67	$48.45

APPENDIX A

ASPEN TECHNOLOGY, INC.

AUDIT COMMITTEE CHARTER

A.                Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•       the integrity of the Company’s financial statements;

•       the Company’s compliance with legal and regulatory requirements;

•       the independent auditor’s qualifications and independence; and

•       the performance of the Company’s internal audit function and independent auditors.

B.               Structure and Membership

1.                Number.   The Audit Committee shall consist of at least three members of the Board of Directors.

2.                Independence.   Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be  “independent” as defined by such rules and Act.

3.                Financial Literacy.   Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In selecting members of the Audit Committee, consideration shall be given as to whether at least one member is an “audit committee financial expert” (as defined by applicable SEC rules).

4.                Chair.   Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.                Compensation.   The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.                Selection and Removal.   Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.               Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

1.                Selection.   The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.                Independence.   The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.                Compensation.   The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.                Preapproval of Services.   The Audit Committee shall preapprove all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.                Oversight.   The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•       critical accounting policies and practices;

•       alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•       other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

6.                Discussion of Audited Financial Statements.   The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.                Recommendation to Board Regarding Financial Statements.   The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.                Audit Committee Report.   The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.                Independent Auditor Review of Interim Financial Statements.   The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Oversight of the Internal Audit Function

10.         Responsibilities, Budget, and Staffing.   The Audit Committee shall review with management and the independent auditor the responsibilities, budget, and staffing of the internal audit function. The Audit Committee shall ensure that there are no unjustified restrictions or limitations placed on the internal audit function.

11.         Internal Audit Director.   The Audit Committee shall review and concur in the appointment, replacement, or dismissal of the Internal Audit Director.

12.         Internal Audit Plan.   The Audit Committee shall review the annual internal audit plan in terms of the scope of the audits conducted or scheduled to be conducted, and recommend any changes in the scope, as necessary.

13.         Internal Audit Reports.   The Audit Committee shall review the significant reports to management prepared by the internal audit function and management’s responses to their recommendations.

14.         Separate Meetings.   On a regular basis, the Audit Committee shall meet separately with the Internal Audit Director to discuss any matters that the Audit Committee or the Internal Audit Director believes should be discussed without management’s attendance.

15.         Effectiveness.   The Audit Committee shall review the effectiveness of the internal audit function.

Controls and Procedures

16.         Oversight.   The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls for financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

17.         Procedures for Complaints.   The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.         Related-Party Transactions.   The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

19.         Additional Powers.   The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.              Procedures and Administration

1.                Meetings.   The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with the internal auditor and the independent auditor. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.                Subcommittees.   The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.                Reports to Board.   The Audit Committee shall report regularly to the Board of Directors.

4.                Charter.   At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.                Independent Advisors.   The Audit Committee shall have the authority, without further action by the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.                Investigations.   The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held December 1, 2005

The undersigned hereby authorizes and appoints Mark E. Fusco, Charles F. Kane and Frederic G. Hammond, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc., held of record as of the close of business on Monday, October 10, 2005, by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, December 1, 2005, at 10 A.M., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Twenty-Sixth Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEE IN PROPOSAL ONE AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(To be signed on reverse side)	SEE REVERSE SIDE

ASPEN TECHNOLOGY, INC. TEN CANAL PARK CAMBRIDGE, MA 02141

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aspen Technology, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ASPTC1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE SPECIFIED NOMINEE IN PROPOSAL ONE.

PROPOSAL 1: ELECT ONE CLASS III DIRECTOR	For	Withhold
1. Nominee: 01) Joan C. McArdle	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

For comments please check this box and write on the back where indicated   ☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date	Date